Calvin B. Taylor Bankshares, Inc. and subsidiary

Table of Contents
Page

Report of Independent Registered Public Accounting Firm	1
Consolidated Financial Statements
Consolidated Balance Sheets	2
Consolidated Statements of Comprehensive Income	3
Consolidated Statements of Changes in Stockholders' Equity	4
Consolidated Statements of Cash Flows	5-6
Notes to Consolidated Financial Statements	7-27

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Calvin B. Taylor Bankshares, Inc.
Berlin, Maryland

    We have audited the accompanying consolidated balance sheets of Calvin B. Taylor Bankshares, Inc. and Subsidiary (the Company) as of December 31, 2011, 2010, and 2009, and the related consolidated statements of comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Calvin B. Taylor Bankshares, Inc. and Subsidiary as of December 31, 2011, 2010, and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

    We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America, the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 7, 2012, expressed an unqualified opinion.

/s/ Rowles & Company LLP

Baltimore, Maryland
March 7, 2012

Calvin B. Taylor Bankshares, Inc. and subsidiary
Consolidated Balance Sheets

	December 31,
	2011	2010	2009

Assets
Cash and due from banks	$ 22,135,410	$ 14,319,142	$ 15,117,190
Federal funds sold	30,541,229	36,081,862	28,222,472
Interest-bearing deposits	10,548,467	11,650,849	12,494,003
Investment securities available for sale	49,096,875	59,801,920	42,767,578
Investment securities held to maturity (approximate fair
value of $60,866,303, $32,491,819, and $38,897,082)	60,624,239	32,303,572	38,597,942
Loans, less allowance for loan losses of $672,261,
$983,178, and $637,761	227,534,139	237,001,219	240,061,869
Premises and equipment	6,124,349	6,319,854	6,594,757
Other real estate owned	1,715,138	779,500	1,433,000
Accrued interest receivable	1,173,678	1,224,920	1,292,604
Computer software	143,383	89,521	135,831
Bank owned life insurance	5,436,395	5,260,539	5,089,278
Prepaid expenses	1,031,426	1,285,266	1,485,120
Other assets	123,436	29,640	236,652
Total assets	$ 416,228,164	$ 406,147,804	$ 393,528,296

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$ 83,136,325	$ 76,763,686	$ 72,431,731
Interest-bearing	252,920,179	250,014,068	240,215,888
Total deposits	336,056,504	326,777,754	312,647,619
Securities sold under agreements to repurchase	3,998,168	4,490,512	7,048,176
Note payable	-	-	48,519
Accrued interest payable	90,079	150,299	192,621
Deferred income taxes	223,583	383,326	1,026,786
Other liabilities	136,371	151,361	287,282
Total liabilities	340,504,705	331,953,252	321,251,003
Stockholders' equity
Common stock, par value $1 per share;
authorized 10,000,000 shares; issued and outstanding
2,996,323 shares at December 31, 2011,
and 3,000,508 shares at December 31, 2010 and 2009	2,996,323	3,000,508	3,000,508
Additional paid-in capital	8,640,433	8,733,438	8,733,438
Retained earnings	63,301,231	61,441,595	58,975,278
Total tier 1 capital	74,937,987	73,175,541	70,709,224
Accumulated other comprehensive income	785,472	1,019,011	1,568,069
Total stockholders' equity	75,723,459	74,194,552	72,277,293
Total liabilities and stockholders' equity	$ 416,228,164	$ 406,147,804	$ 393,528,296

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2011	2010	2009
Interest and dividend revenue
Loans, including fees	$ 15,218,144	$ 15,930,433	$ 15,962,526
U. S. Treasury and government agency securities	920,871	1,168,402	1,605,558
State and municipal securities	56,784	51,885	45,674
Federal funds sold	46,971	65,585	66,548
Interest-bearing deposits	57,982	58,347	158,496
Equity securities	29,877	45,154	63,391
Total interest and dividend revenue	16,330,629	17,319,806	17,902,193
Interest expense
Deposits	1,380,792	1,909,855	2,506,433
Borrowings	22,351	33,251	36,205
Total interest expense	1,403,143	1,943,106	2,542,638
Net interest income	14,927,486	15,376,700	15,359,555

Provision for loan losses	1,127,300	1,012,000	850,000
Net interest income after provision for loan losses	13,800,186	14,364,700	14,509,555

Noninterest revenue
Service charges on deposit accounts	880,505	949,377	987,169
ATM and debit card	605,317	570,382	533,822
Increase in cash surrender value of bank owned life insurance	175,856	171,261	174,468
Gain (loss) on sale of assets	(74)	252,703	38,403
Loss on sale and revaluation of other real estate owned	(57,871)	(200,904)	(490)
Loss on other than temporary impairment of investment value	(188,994)	-	-
Miscellaneous	297,757	334,634	255,254
Total noninterest revenue	1,712,496	2,077,453	1,988,626

Noninterest expenses
Salaries	3,644,366	3,611,611	3,717,107
Employee benefits	1,157,932	1,087,144	953,890
Occupancy	812,921	811,373	763,715
Furniture and equipment	471,195	441,459	476,518
ATM and debit card	178,498	181,882	255,850
Deposit insurance premiums	216,577	296,118	495,406
Other operating	1,835,882	1,852,287	1,851,086
Total noninterest expenses	8,317,371	8,281,874	8,513,572
Income before income taxes	7,195,311	8,160,279	7,984,609
Income taxes	2,576,800	2,963,500	2,875,000
Net income	$ 4,618,511	$ 5,196,779	$ 5,109,609

Earnings per common share - basic and diluted	$ 1.54	$ 1.73	$ 1.69

Other comprehensive income, net of tax
Unrealized losses on available for sale investment securities arising
during the period, net of taxes of $169,958, $339,606, and $400,129	(233,539)	(549,058)	(690,712)
Comprehensive income	$ 4,384,972	$ 4,647,721	$ 4,418,897

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc. and subsidiary
Consolidated Statements of Changes in Stockholders' Equity

					Accumulated
					other
	Common stock		Additional	Retained	comprehensive
	Shares	Par value	paid-in capital	earnings	income	Total

Balance, December 31, 2008	3,048,397	$ 3,048,397	$ 10,406,403	$ 56,569,913	$ 2,258,781	$ 72,283,494
Net income	-	-	-	5,109,609	-	5,109,609
Other comprehensive income	-	-	-	-	(690,712)	(690,712)
Common shares repurchased	(47,889)	(47,889)	(1,672,965)	-	-	(1,720,854)
Cash dividend, $.90 per share	-	-	-	(2,704,244)	-	(2,704,244)

Balance, December 31, 2009	3,000,508	3,000,508	8,733,438	58,975,278	1,568,069	72,277,293
Net income	-	-	-	5,196,779	-	5,196,779
Other comprehensive income	-	-	-	-	(549,058)	(549,058)
Cash dividend, $.91 per share	-	-	-	(2,730,462)	-	(2,730,462)

Balance, December 31, 2010	3,000,508	3,000,508	8,733,438	61,441,595	1,019,011	74,194,552
Net income	-	-	-	4,618,511	-	4,618,511
Other comprehensive income	-	-	-	-	(233,539)	(233,539)
Common shares repurchased	(4,185)	(4,185)	(93,005)	-	-	(97,190)
Cash dividend, $.92 per share	-	-	-	(2,758,875)	-	(2,758,875)

Balance, December 31, 2011	2,996,323	$ 2,996,323	$ 8,640,433	$ 63,301,231	$ 785,472	$ 75,723,459

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc. and subsidiary
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2011	2010	2009

Cash flows from operating activities
Interest and dividends received	$ 16,574,809	$ 17,590,438	$ 18,404,895
Fees and commissions received	1,996,052	1,860,905	1,745,339
Interest paid	(1,463,196)	(1,985,208)	(2,709,690)
Cash paid to suppliers and employees	(7,746,787)	(7,729,288)	(9,030,265)
Income taxes paid	(2,683,936)	(3,010,956)	(2,744,434)
Net cash from operating activities	6,676,942	6,725,891	5,665,845

Cash flows from investing activities
Proceeds from sale of collectible coin	-	195,939	33,410
Certificates of deposit purchased, net of maturities	984,433	823,576	3,133,184
Proceeds from maturities of investments available for sale	47,075,000	18,135,000	24,200,000
Purchase of investments available for sale	(37,072,739)	(36,198,861)	(34,149,247)
Proceeds from maturities of investments held to maturity	19,160,000	29,040,000	26,975,000
Purchase of investments held to maturity	(47,563,313)	(22,807,711)	(32,976,024)
Loans made, net of principal reductions	7,167,642	2,031,503	(938,487)
Proceeds from sale of real property and equipment	250	72,950	20,900
Purchases of premises, equipment, and computer software	(379,499)	(240,609)	(828,173)
Proceeds from sale of other real estate and repossessed assets, net	178,629	470,596	39,509
Net cash from investing activities	(10,449,597)	(8,477,617)	(14,489,928)

Cash flows from financing activities
Net increase (decrease) in
Time deposits	(11,075,479)	310,407	(289,966)
Other deposits	20,354,229	13,819,729	20,478,372
Securities sold under agreements to repurchase	(492,344)	(2,557,664)	1,305,411
Payments on note payable	-	(48,519)	(25,528)
Common shares repurchased	(97,190)	-	(1,720,854)
Dividends paid	(2,758,875)	(2,730,462)	(2,704,244)
Net cash from financing activities	5,930,341	8,793,491	17,043,191

Net increase (decrease) in cash and cash equivalents	2,157,686	7,041,765	8,219,108

Cash and cash equivalents at beginning of year	50,531,537	43,489,772	35,270,664
Cash and cash equivalents at end of year	$ 52,689,223	$ 50,531,537	$ 43,489,772

The accompanying notes are an integral part of these financial statements.

calvin b. taylor bankshares, inc. and subsidiary
Consolidated Statements of Cash Flows
Continued

	Years Ended December 31,
	2011	2010	2009

Reconciliation of net income to net cash provided by
operating activities
Net income	$ 4,618,511	$ 5,196,779	$ 5,109,609

Adjustments to reconcile net income to net cash
provided by operating activities
Provision for loan losses	1,127,300	1,012,000	850,000
Depreciation and amortization	520,817	544,772	562,670
Deferred income taxes	10,215	(303,854)	(10,898)
Premium amortization and discount accretion	192,938	202,936	90,979
Loss on other than temporary impairment of investment value	188,994	-	-
Gain on sale of collectible coin	-	(195,939)	(33,410)
Loss (gain) on disposition of premises, equipment,
and computer software	74	(55,900)	(3,301)
Loss (gain) on sale of other real estate and repossessed assets	3,871	(11,949)	(1,203)
Loss on revaluation of other real estate	54,000	212,000	-
Decrease (increase) in
Accrued interest receivable	51,242	67,684	411,656
Cash surrender value of bank owned life insurance	(175,856)	(171,261)	(174,468)
Other assets	160,046	406,866	(1,010,512)
Increase (decrease) in
Accrued interest payable	(60,053)	(42,322)	(167,052)
Other liabilities	(15,157)	(135,921)	41,775
Net cash from operating activities	$ 6,676,942	$ 6,725,891	$ 5,665,845

Composition of cash and cash equivalents
Cash and due from banks	$ 22,135,410	$ 14,319,142	$ 15,117,190
Federal funds sold	30,541,229	36,081,862	28,222,472
Interest-bearing deposits, except for time deposits	12,584	130,533	150,110
Total cash and cash equivalents	$ 52,689,223	$ 50,531,537	$ 43,489,772

Supplemental cash flows information
Non-cash transfers from loans to other real estate owned	$ 1,172,138	$ -	$ 1,448,500

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

    The consolidated financial statements of Calvin B. Taylor Bankshares, Inc. (the Company) include the accounts of its wholly owned subsidiary, Calvin B. Taylor Banking Company (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies reflected in these financial statements conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Nature of operations
    Calvin B. Taylor Bankshares, Inc. is a bank holding company. Its subsidiary, Calvin B. Taylor Banking Company, is a financial institution operating primarily in Worcester County, Maryland and Sussex County, Delaware. The Bank is a full-service commercial bank, offering deposit services and loans to individuals, small- to medium-sized businesses, associations and government entities.

Use of estimates
    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash equivalents
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and interest-bearing deposits except for time deposits. Federal funds are purchased and sold for one-day periods.

Investment securities
     As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities classified as available-for-sale are recorded at fair value.
    Purchase premiums and discounts are recognized in interest revenue using the straight line method over the terms of the securities. Gains and losses on disposal are determined using the specific-identification method.

Loans
    Loans are stated at their outstanding principal amounts less the allowance for loan losses. Interest on loans is accrued and credited to income based on contractual interest rates applied to principal amounts outstanding. A loan is considered to be past due when principal or interest due is not paid on or before the payment date agreed upon by the borrower and the Bank. The accrual of interest is discontinued when principal or interest is ninety days past due or when the loan is determined to be impaired, unless collateral is sufficient to discharge the debt in full and the loan is in process of collection. When a loan is placed in nonaccruing status, any interest previously accrued but unpaid is reversed from interest revenue. Interest payments received on nonaccrual loans are generally recorded as a reduction of principal, but may be recorded as cash basis income depending on management’s judgment on a loan by loan basis. Accrual of interest may be restored when all principal and interest are current and management believes that future payments will be received in accordance with the loan agreement.
    The Company does not defer loan origination costs which management has determined to be immaterial.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies (Continued)

Loans (continued)
     Loans are considered impaired when, based on current information, management considers it unlikely that collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued, although management may categorize a performing loan as impaired based on knowledge of the borrower’s financial condition, devaluation of collateral, or other circumstances that are deemed relevant to loan collection. Impaired loans may have specific reserves allocated to them in the allowance for loan losses.

Allowance for loan losses
     The allowance for loan losses represents an amount which management judges to be adequate to absorb identified and inherent losses in the loan portfolio as of the balance sheet date. Valuation of the allowance is completed no less than quarterly. The determination of the allowance is inherently subjective as it relies on estimates of potential loss related to specific loans, the effects of portfolio trends, and other internal and external factors.
    In determining an adequate level for the allowance, management considers historical loss experience for major types of loans. However, historical data may not be an accurate predictor of loss potential in the current loan portfolio. Management reviews the current portfolio giving consideration to problem loans, delinquencies, the composition of the portfolio, concentrations of credit, and changes in lending products, processes, or staffing. Additionally, management monitors collateral adequacy and lien perfection. Management considers external factors such as the interest rate environment, competition, current local and national economic trends, and the results of recent independent reviews by auditors and banking regulators.
    The allowance is increased by current period provisions recorded as expense and by recoveries of amounts previously charged-off. The allowance is decreased when loans are charged-off as losses, which occurs when they are deemed to be uncollectible. Provisions for loan losses are made to bring the balance in the allowance to the level established by application of management’s allowance methodology, and may result in an increase or decrease to expense.

Premises and equipment
     Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed under both straight-line and accelerated methods over the estimated useful lives of the assets.

Other real estate owned
    Other real estate owned is comprised of real estate acquired in satisfaction of a loan receivable either by foreclosure or deed taken in lieu of foreclosure. Other real estate owned is recorded at the lower of cost or net realizable value, which is fair value less estimated costs to sell the property. If net realizable value is less than the book value of the related loan at the time of foreclosure, a loan loss is recorded through the allowance for loan losses. Quarterly, the Company reviews net realizable value estimates and records declines in value through expense. Costs to maintain properties, such as maintenance, utilities, taxes and insurance are expensed as they are incurred. Gains or losses resulting from the sale of other real estate owned are included in noninterest income.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies (Continued)

Computer software
    The Company amortizes software costs over their useful lives using the straight-line method.

Bank owned life insurance
    The Company records increases in cash surrender value of bank owned life insurance as current period income based on projections provided by the underwriting company.

Advertising
    Advertising costs are expensed during the period of the related marketing effort.

Income taxes
    The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided for the temporary differences between financial and taxable income. Tax expense and tax benefits are allocated to the Bank and Company based on their proportional share of taxable income.

Per share data
     Earnings per common share are determined by dividing net income by the weighted average number of common shares outstanding for the period, which was 3,000,024, 3,000,508, and 3,019,867 for the years ended December 31, 2011, 2010, and 2009, respectively.

Subsequent events
     The Company has evaluated events and transactions subsequent to December 31, 2011 through March 7, 2012, the date these financials statements were issued. No significant subsequent events were identified which would affect the presentation of the financial statements.

2. Cash and Due From Banks

    The Company normally carries balances with other banks that exceed the federally insured limit. Average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were $37,802,827 for 2011, $35,852,791 for 2010 and $36,975,474 for 2009.
    Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Company's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3. Lines of Credit

    The Company has available lines of credit, including overnight federal funds, reverse repurchase agreements and letters of credit, totaling $28,000,000 as of December 31, 2011.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

4. Investment Securities

    Investment securities are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
	cost	gains	losses	value
December 31, 2011
Available for sale
U.S. Treasury	$ 46,013,913	$ 1,149,257	$ 4,231	$ 47,158,939
State and municipal	289,515	2,890	-	292,405
Equity	1,602,843	557,360	514,672	1,645,531
	$ 47,906,271	$ 1,709,507	$ 518,903	$ 49,096,875
Held to maturity
U.S. Treasury	$ 44,993,821	$ 246,352	$ 5,402	$ 45,234,771
U.S. Government agency	9,500,004	1,556	16,310	9,485,250
State and municipal	6,130,414	18,079	2,211	6,146,282
	$ 60,624,239	$ 265,987	$ 23,923	$ 60,866,303

December 31, 2010
Available for sale
U.S. Treasury	$ 56,150,205	$ 966,157	$ 16,871	$ 57,099,491
State and municipal	365,772	4,031	3,709	366,094
Equity	1,691,841	1,008,745	364,251	2,336,335
	$ 58,207,818	$ 1,978,933	$ 384,831	$ 59,801,920
Held to maturity
U.S. Treasury	$ 19,487,287	$ 178,407	$ 5,147	$ 19,660,547
U.S. Government agency	7,002,448	13,646	6,850	7,009,244
State and municipal	5,813,837	11,979	3,788	5,822,028
	$ 32,303,572	$ 204,032	$ 15,785	$ 32,491,819

December 31, 2009
Available for sale
U.S. Treasury	$ 38,197,971	$ 950,429	$ -	$ 39,148,400
State and municipal	395,000	5,392	270	400,122
Equity	1,691,841	1,571,962	44,747	3,219,056
	$ 40,284,812	$ 2,527,783	$ 45,017	$ 42,767,578
Held to maturity
U.S. Treasury	$ 25,498,390	$ 254,672	$ 8,999	$ 25,744,063
U.S. Government agency	10,000,000	30,808	650	10,030,158
State and municipal	3,099,552	23,309	-	3,122,861
	$ 38,597,942	$ 308,789	$ 9,649	$ 38,897,082

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

4. Investment Securities (Continued)

    The table below shows the gross unrealized losses and fair value of securities that are in an unrealized loss position as of December 31, 2011, aggregated by length of time that individual securities have been in a continuous unrealized loss position.

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses

U. S. Treasury	$ 8,999,320	$ 9,633	$ -	$ -	$ 8,999,320	$ 9,633
U. S. Government Agency	5,983,690	16,310	-	-	5,983,690	16,310
State and municipal	1,224,762	2,211	-	-	1,224,762	2,211
Equity	453,126	122,870	194,199	391,802	647,325	514,672
	$ 16,660,898	$ 151,024	$ 194,199	$ 391,802	$ 16,855,097	$ 542,826

    The debt securities for which an unrealized loss is recorded are issues of the U.S. Treasury, Federal Home Loan Bank (a U. S. government agency), and general and highly rated revenue obligations of states and municipalities. The Company has the ability and intends to hold these securities until they are called or mature at face value. Fluctuations in fair value reflect market conditions and are not indicative of an other-than-temporary impairment of the investment.
    The equity securities for which an unrealized loss is recorded are issues of community banks located in the same general geographic area as the Company. In the opinion of management, fluctuations in fair value reflect market conditions and are not indicative of an other-than-temporary impairment of the investment as of December 31, 2011. Management continues to monitor the financial condition of the issuers.
    During 2011, the Company recorded expense of $188,994 related to the other than temporary impairment of value of two equity holdings.
    The amortized cost and estimated fair value of debt securities, by contractual maturity and the amount of pledged securities, follow. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2011		December 31, 2010		December 31, 2009
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	cost	value	cost	value	cost	value

Available for sale
Within one year	$ 32,099,999	$ 32,167,588	$ 35,163,533	$ 35,292,775	$ 15,106,388	$ 15,136,254
After one year
through five years	12,206,498	12,288,356	19,355,802	19,481,248	21,490,230	21,822,893
After ten years	1,996,931	2,995,400	1,996,642	2,691,562	1,996,353	2,589,375
	$ 46,303,428	$ 47,451,344	$ 56,515,977	$ 57,465,585	$ 38,592,971	$ 39,548,522

Held to maturity
Within one year	$ 27,304,678	$ 27,382,951	$ 8,758,541	$ 8,789,063	$ 16,042,286	$ 16,273,130
After one year
through five years	33,319,561	33,483,352	23,545,031	23,702,756	22,555,656	22,623,952
	$ 60,624,239	$ 60,866,303	$ 32,303,572	$ 32,491,819	$ 38,597,942	$ 38,897,082

Pledged securities	$ 22,739,753	$ 22,905,072	$ 26,567,879	$ 27,558,868	$ 26,269,854	$ 27,142,948

    Investments are pledged to secure deposits of federal and local governments. Pledged securities also serve as collateral for securities sold under agreements to repurchase.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses
    Major classifications of loans are as follows:

	2011	2010	2009
Real estate mortgages
Construction, land development, and land	$ 13,162,460	$ 21,792,060	$ 21,952,873
Residential 1 to 4 family, 1st liens	85,772,367	92,635,944	94,757,873
Residential 1 to 4 family, subordinate liens	2,015,355	1,660,805	2,460,550
Commercial properties	113,010,943	102,578,171	102,476,713
Commercial	12,507,978	17,596,451	16,915,476
Consumer	1,737,297	1,720,966	2,136,145
Total loans	228,206,400	237,984,397	240,699,630
Allowance for loan losses	672,261	983,178	637,761
Loans, net	$ 227,534,139	$ 237,001,219	$ 240,061,869

    The rate repricing distribution of the loan portfolio follows:

Within one year	1,027,462	845,858	995,916
Over one to five years	1,962,818	2,400,182	2,634,299
Over five years	944,584	1,223,392	1,569,035
Total loans	$ 228,206,400	$ 237,984,397	$ 240,699,630

    The Company makes loans to customers located primarily in the Delmarva region. Although the loan portfolio is diversified, its performance will be influenced by the economy of the region.

    Nonperforming loans are loans past due 90 or more days and still accruing interest plus nonaccrual loans. Nonperforming assets are comprised of nonperforming loans combined with real estate acquired in foreclosure and held for sale (other real estate owned). The following table details nonperforming assets as of December 31.

	2011	2010	2009
Loans 90 or more days past due and still accruing
Real estate mortgages
Residential 1 to 4 family	$ -	$ -	$ 149,777
Commercial properties	684,422	684,422	637,803
Total	684,422	684,422	787,580

Nonaccruing loans
Real estate mortgages
Construction, land development, and land	965,708	761,189	336,718
Residential 1 to 4 family	-	335,758	-
Commercial properties	-	88,488	-
Total current	965,708	1,185,435	336,718

Real estate mortgages
Construction, land development, and land	255,081	409,938	-
Residential 1 to 4 family	1,214,516	25,985	218,017
Commercial properties	932,966	2,478,049	-
Commercial	-	7,114	447,214
Total past due 30 days or more	2,402,563	2,921,086	665,231
Total nonaccruing loans	3,368,271	4,106,521	1,001,949
Total nonperforming loans	4,052,693	4,790,943	1,789,529

Other real estate owned	1,715,138	779,500	1,433,000
Total nonperforming assets	$ 5,767,831	$ 5,570,443	$ 3,222,529

Interest not accrued to income on nonaccruing loans	$ 118,643	$ 156,805	$ 46,467

   No interest income was recognized on a cash-basis on non-accruing loans during the years ended December 31, 2011, 2010, and 2009. Payments received on non-accruing loans were applied as reductions of principal.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses (continued)

    The following table details transactions in the allowance for loan losses by type of loan. The Company did not acquire any loans with deteriorated credit quality during the periods presented.

Real estate mortgages
Construction
December 31, 2011	and Land	Residential	Commercial	Commercial	Consumer	Unallocated	Total
Beginning balance	$ 235,437	$ 50,602	$ 356,993	$ 194,946	$ 119,228	$ 25,972	$ 983,178
Loans charged off	(227,197)	(353,238)	(865,683)	(18,492)	(19,650)		(1,484,260)
Recoveries	39,072	300	-	410	6,261		46,043
Provision charged to operations	113,080	344,400	702,260	20,489	(45,352)	(7,577)	1,127,300
Ending balance	$ 160,392	$ 42,064	$ 193,570	$ 197,353	$ 60,487	$ 18,395	$ 672,261

Individually evaluated for impairment:
Balance in allowance	$ -	$ -	$ -	$ -	$ -		$ -
Related loan balance	$ 1,220,789	$ 1,188,260	$ 1,617,388	$ -	$ -		$ 4,026,437

Collectively evaluated for impairment:
Balance in allowance	$ 160,392	$ 42,064	$ 193,570	$ 197,353	$ 60,487	$ 18,395	$ 672,261
Related loan balance	$ 11,941,671	$ 86,599,462	$ 111,393,555	$ 12,507,978	$ 1,737,297		$ 224,179,963

December 31, 2010
Beginning balance	$ 145,262	$ 48,034	$ 2,192	$ 380,161	$ 53,638	$ 8,474	$ 637,761
Loans charged off	(100,000)	(190,093)	-	(354,854)	(52,935)	-	(697,882)
Recoveries	-	1,100	-	1,073	29,126	-	31,299
Provision charged to operations	190,175	191,561	354,801	168,566	89,399	17,498	1,012,000
Ending balance	$ 235,437	$ 50,602	$ 356,993	$ 194,946	$ 119,228	$ 25,972	$ 983,178

Individually evaluated for impairment:
Balance in allowance	$ -	$ -	$ 330,759	$ -	$ -		$ 330,759
Related loan balance	$ 1,171,127	$ 361,743	$ 2,566,537	$ 7,114	$ -		$ 4,106,521

Collectively evaluated for impairment:
Balance in allowance	$ 235,437	$ 50,602	$ 26,234	$ 194,946	$ 119,228	$ 25,972	$ 652,419
Related loan balance	$ 20,620,933	$ 93,935,006	$ 100,011,634	$ 17,589,337	$ 1,720,966		$ 233,877,876

December 31, 2009
Beginning balance	$ 170,000	$ 17,236	$ 287,863	$ 202,484	$ 30,807	$ (1,238)	$ 707,152
Loans charged off	(75,000)	(295,520)	(360,671)	(200,357)	(47,321)	-	(978,869)
Recoveries	-	669	-	40,364	18,445	-	59,478
Provision charged to operations	50,262	325,649	75,000	337,670	51,707	9,712	850,000
Ending balance	$ 145,262	$ 48,034	$ 2,192	$ 380,161	$ 53,638	$ 8,474	$ 637,761

Individually evaluated for impairment:
Balance in allowance	$ 35,262	$ -	$ -	$ 223,607	$ -		$ 258,869
Related loan balance	$ 352,619	$ 259,298	$ 1,842,727	$ 447,214	$ -		$ 2,901,858

Collectively evaluated for impairment:
Balance in allowance	$ 110,000	$ 48,034	$ 2,192	$ 156,554	$ 53,638	$ 8,474	$ 378,892
Related loan balance	$ 21,600,254	$ 96,959,125	$ 100,633,986	$ 16,468,262	$ 2,136,145		$ 237,797,772

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses (continued)

    Loans are considered past due when either principal or interest is not paid by the date on which payment is due.

The following table is an analysis of past due loans by days past due and type of loan.

Age Analysis of Past Due Loans
			Greater than				> 90 Days
	30-59 Days	60-89 Days	90 Days	Total		Total	Past Due and
December 31, 2011	Past Due	Past Due	Past Due	Past Due	Current	Loans	Accruing
Real Estate
Construction, land development,
and land	$ -	$ 232,655	$ 255,081	$ 487,736	$ 12,674,724	$ 13,162,460	$ -
Residential 1-4 family, 1st liens	177,908	827,281	968,570	1,973,759	83,798,608	85,772,367	-
Residential 1-4 family, subordinate liens	-	-	-	-	2,015,355	2,015,355	-
Commercial properties	627,117	32,953	1,617,388	2,277,458	110,733,485	113,010,943	684,422
Commercial	-	-	-	-	12,507,978	12,507,978	-
Consumer	-	2,302	-	2,302	1,734,995	1,737,297	-
Total	$ 805,025	$ 1,095,191	$ 2,841,039	$ 4,741,255	$ 223,465,145	$ 228,206,400	$ 684,422

December 31, 2010
Real Estate
Construction, land development,
and land	$ 474,843	$ 234,719	$ 1,089,719	$ 1,799,281	$ 19,992,779	$ 21,792,060	$ -
Residential 1-4 family, 1st liens	1,390,288	336,134	-	1,726,422	90,909,522	92,635,944	-
Residential 1-4 family, subordinate liens	-	-	-	-	1,660,805	1,660,805	-
Commercial properties	-	37,957	2,508,675	2,546,632	100,031,539	102,578,171	684,422
Commercial	103,759	7,114	-	110,873	17,485,578	17,596,451	-
Consumer	-	19,415	-	19,415	1,701,551	1,720,966	-
Total	$ 1,968,890	$ 635,339	$ 3,598,394	$ 6,202,623	$ 231,781,774	$ 237,984,397	$ 684,422

December 31, 2009
Real Estate
Construction, land development,
and land	$ 4,834,675	$ -	$ -	$ 4,834,675	$ 17,118,198	$ 21,952,873	$ -
Residential 1-4 family, 1st liens	1,573,907	909,582	111,987	2,595,476	92,162,397	94,757,873	62,532
Residential 1-4 family, subordinate liens	-	-	146,011	146,011	2,314,539	2,460,550	87,245
Commercial properties	173,603	699,787	637,803	1,511,193	100,965,520	102,476,713	637,803
Commercial	30,201	9,442	447,214	486,857	16,428,619	16,915,476	-
Consumer	43,846	29,697	-	73,543	2,062,602	2,136,145	-
Total	$ 6,656,232	$ 1,648,508	$ 1,343,015	$ 9,647,755	$ 231,051,875	$ 240,699,630	$ 787,580

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses (continued)

    Loans are considered impaired when management considers it unlikely that collection of principal and interest payments will be made according to contractual terms, including principal and interest payments. A performing loan may be categorized as impaired based on knowledge of circumstances that are deemed relevant to loan collection. Not all impaired loans are past due nor are losses expected for every impaired loan. If a loss is expected, an impaired loan may have specific reserves allocated to it in the allowance for loan losses. There were no impaired loans with specific reserves at December 31, 2011.
    A schedule of impaired loans at year end and their average balances for the year follows:

	Unpaid		Average	Interest Income
	Principal	Related	Recorded	Recognized
December 31, 2011	Balance	Allowance	Investment	During Impairment
With no related allowance recorded
Construction, land development, and land	$ 1,220,789	$ -	$ 1,322,323	$ -
Residential 1-4 family, 1st liens	1,214,516	-	1,329,911	-
Commercial properties	1,617,388	-	2,072,269	44,469
Total, all categories	$ 4,052,693	$ -	$ 4,724,503	$ 44,469

December 31, 2010
With no related allowance recorded
Construction, land development, and land	$ 1,171,127	$ -	$ 1,194,397	$ -
Residential 1-4 family, 1st liens	361,743	-	379,546	-
Commercial properties	88,488	-	93,244	-
Commercial	7,114	-	8,122	-
With an allowance recorded
Commercial properties	2,478,049	330,759	2,484,804	22,017
Total:
Construction, land development, and land	1,171,127	-	1,194,397	-
Residential 1-4 family, 1st liens	361,743	-	379,546	-
Commercial properties	2,566,537	330,759	2,578,048	22,017
Commercial	7,114	-	8,122	-
Total, all categories	$ 4,106,521	$ 330,759	$ 4,160,113	$ 22,017

December 31, 2009
With no related allowance recorded
Residential 1-4 family, 1st liens	$ 200,533	$ -	$ 197,634	$ 887
Residential 1-4 family, subordinate liens	58,765	-	58,765	-
Commercial properties	1,842,727	-	2,207,636	143,158
With an allowance recorded
Construction, land development, and land	352,619	35,262	350,614	-
Commercial	447,214	223,607	447,528	-
Total:
Construction, land development, and land	352,619	35,262	350,614	-
Residential 1-4 family, 1st liens	200,533	-	197,634	887
Residential 1-4 family, subordinate liens	58,765	-	58,765	-
Commercial properties	1,842,727	-	2,207,636	143,158
Commercial	447,214	223,607	447,528	-
Total, all categories	$ 2,901,858	$ 258,869	$ 3,262,177	$ 144,045

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses (continued)

    Credit quality is measured based on an internally designed grading scale. The grades correspond to regulatory rating categories of pass, special mention, substandard, and doubtful. Evaluation of grades assigned to individual loans is completed no less than quarterly. Pass credits are secured or unsecured loans with satisfactory payment history and supporting documentation. Special mention loans are those with satisfactory payment history that have a defect in supporting documentation which is defined by the Bank as a critical defect. This may include missing financial data or improperly executed collateral documents. Substandard credits are those with a weakness that may jeopardize repayment, such as deteriorating collateral value, or for which the borrower’s ability to meet payment obligations is questionable. Included in substandard credits are loans on which terms have been modified by a reduction of interest rate and/or payment amount in order to enable a distressed borrower to service the debt. Doubtful credits are loans which are past due at least 90 days or for which the borrower’s ability to repay the loan is questionable. Loans graded as doubtful are most likely to result in the loss of principal or loss of revenue due to placement in nonaccrual status. Management evaluates loans graded as doubtful individually and provides for anticipated losses through adjustment of the allowance for loan losses and charges to current earnings.
    Credit quality, as measured by internally assigned grades, is an important component in the calculation of an adequate allowance for loan losses. The following table summarizes loans by credit quality indicator at each of the three most recent year-ends.

	December 31, 2011	December 31, 2010	December 31, 2009
Real Estate Credit Risk Profile by Internally Assigned Grade
Construction, land development, and land
Pass	$ 11,941,671	$ 16,063,618	$ 17,116,155
Substandard	-	4,557,315	4,500,000
Doubtful
Less than 90 days past due	-	761,189	-
Nonperforming: 90 days or more
past due and/or non-accruing	1,220,789	409,938	336,718
Total	$ 13,162,460	$ 21,792,060	$ 21,952,873

Residential 1 to 4 family
Pass	$ 83,934,669	$ 90,350,269	$ 95,642,968
Substandard	2,638,537	3,584,737	1,357,438
Doubtful
Less than 90 days past due	-	335,758	-
Nonperforming: 90 days or more
past due and/or non-accruing	1,214,516	25,985	218,017
Total	$ 87,787,722	$ 94,296,749	$ 97,218,423

Commercial properties
Pass	$ 106,062,119	$ 95,664,480	$ 98,039,985
Substandard	5,331,436	4,347,154	2,594,001
Doubtful
Less than 90 days past due	-	88,488	1,842,727
Nonperforming: 90 days or more
past due and/or non-accruing	1,617,388	2,478,049	-
Total	$ 113,010,943	$ 102,578,171	$ 102,476,713

Commercial Credit Risk Profile by Internally Assigned Grade
Pass	$ 12,507,978	$ 17,589,337	$ 16,468,262
Doubtful
Less than 90 days past due	-	-	-
Nonperforming: 90 days or more
past due and/or non-accruing	-	7,114	447,214
Total	$ 12,507,978	$ 17,596,451	$ 16,915,476

Consumer Credit Risk Profile by Internally Assigned Grade
Pass	$ 1,737,297	$ 1,720,966	$ 2,121,890
Special Mention	-	-	14,255
Total	$ 1,737,297	$ 1,720,966	$ 2,136,145

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

5. Loans and Allowance for Loan Losses (continued)

    The modification or "restructuring" of terms on a loan is considered a "troubled debt" restructuring if it is done to accommodate a borrower who is experiencing financial difficulties. The lender may forgive principal, lower the interest rate or payment amount, or may modify the payment due dates or maturity date of a loan for a troubled borrower.
    At the time of restructuring, the Company may reduce the outstanding principal balance of a loan by recording a loss through the allowance for loan losses. In the year ended December 31, 2009, one loss in the amount of $275,000 was recorded as part of a restructuring agreement. There were no losses recorded as part of a restructure in the years ended December 31, 2011 or 2010. Some troubled debt restructurings have resulted in losses due to payment default or principal reductions recorded as losses through the allowance for loan losses subsequent to restructuring. Other restructured loans have been collected with no loss of principal or have been returned to their original contractual terms.
    The following table details information about troubled debt restructurings in the years ended December 31, 2011, 2010, and 2009.

	At the time of restructuring			Subsequent to restructuring
	Number of	Balance prior to	Balance after	Number of	Defaults on	Other principal
December 31, 2011	contracts	restructuring	restructuring	defaults	restructures	reductions
Real Estate
Residential 1-4 family, 1st liens	4	$ 1,554,683	$ 1,554,683	0	$ -	$ -
Commercial properties	1	517,998	517,998	0	-	-
Total	5	$ 2,072,681	$ 2,072,681	0	$ -	$ -

December 31, 2010
Real Estate
Construction, land development, and land	7	$ 989,769	$ 989,769	4	$ 212,095	$ 120,009
Residential 1-4 family, 1st liens	10	2,786,417	2,786,417	0	-	234,000
Residential 1-4 family, 2nd liens	2	125,948	125,948	0	-	-
Commercial properties	7	4,205,978	4,205,978	0	-	-
Total	26	$ 8,108,112	$ 8,108,112	4	$ 212,095	$ 354,009

December 31, 2009
Real Estate
Construction, land development, and land	2	$ 4,855,292	$ 4,855,292	1	$ 60,928	$ -
Residential 1-4 family, 1st liens	3	251,448	251,448	0	-	-
Residential 1-4 family, 2nd liens	1	132,000	132,000	1	131,328	-
Commercial properties	2	2,517,727	2,242,727	0	-	835,000
Total	8	$ 7,756,467	$ 7,481,467	2	$ 192,256	$ 835,000

    Troubled debt restructurings with outstanding principal balances as of December 31, 2011 were as follows:

			Paying as agreed	Past due
	Number of		under	30 days or more
	contracts	Current balance	modified terms	or non-accruing
Real Estate
Construction, land development, and land	2	$ 593,496	$ -	$ 593,496
Residential 1 to 4 family	14	3,196,480	2,674,480	522,000
Commercial properties	8	5,665,664	4,732,697	932,967
Total	24	$ 9,455,640	$ 7,407,177	$ 2,048,463

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

6. Loan Commitments

    Loan commitments are agreements to lend to customers as long as there is no violation of any conditions of the contracts. Loan commitments generally have interest at current market rates, fixed expiration dates, and may require payment of a fee. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.
    Loan commitments and letters of credit are made on the same terms, including collateral, as outstanding loans. The Company's exposure to loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment.
    Outstanding loan commitments, lines of credit, and letters of credit at December 31, are as follows:

	2011	2010	2009
Loan commitments and lines of credit
Construction and land development	$ 1,999,670	$ 8,569,169	$ 10,231,711
Other	22,346,026	21,164,229	19,038,506
	$ 24,345,696	$ 29,733,398	$ 29,270,217

Standby letters of credit	$ 1,486,677	$ 1,590,367	$ 1,907,736

7. Other real estate owned

    Transactions in other real estate owned were as follows:

	2011	2010	2009

Beginning balance	$ 779,500	$ 1,433,000	$ -
Net realizable value of foreclosed properties	1,172,138	-	1,448,000
	1,951,638	1,433,000	1,448,000
Proceeds of sales, net of expenses	(178,629)	(452,596)	(14,510)
Gain (loss) on sale	(3,871)	11,096	(490)
Valuation reduction	(54,000)	(212,000)	-
Ending balance	$ 1,715,138	$ 779,500	$ 1,433,000

    The following table presents the number of and types of property in other real estate owned at December 31:

	2011		2010		2009
	Number	Balance	Number	Balance	Number	Balance
Construction, land devlelopment, and land	3	$ 785,987	1	$ 597,000	1	$ 775,000
Residential 1 to 4 family, 1st liens	1	929,151	1	182,500	4	658,000
	4	$ 1,715,138	2	$ 779,500	5	$ 1,433,000

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

8. Premises and Equipment and Computer Software

    A summary of premises and equipment and the related depreciation is as follows:

	Estimated useful life	2011	2010	2009

Land		$ 2,087,011	$ 2,087,011	$ 2,104,061
Premises	5 - 50 years	7,234,540	7,210,852	7,196,851
Furniture and equipment	3 - 20 years	3,840,214	3,599,478	3,778,111
		13,161,765	12,897,341	13,079,023
Accumulated depreciation		7,037,416	6,577,487	6,484,266
Net premises and equipment		$ 6,124,349	$ 6,319,854	$ 6,594,757

Depreciation expense		$ 472,202	$ 475,848	$ 490,776

    A summary of capitalized computer software and the related amortization is as follows:

	Estimated useful life	2011	2010	2009

Computer software	2 - 10 years	$ 953,466	$ 850,989	$ 890,360
Accumulated amortization		810,083	761,468	754,529
Net computer software		$ 143,383	$ 89,521	$ 135,831

Amortization expense		$ 48,615	$ 68,924	$ 71,894

9. Lease Commitments

    The Company leases the land on which the Route 50 branch in East Berlin is located. Rent expense was $21,417, $20,417, and $17,083 for the years ended December 31, 2011, 2010, and 2009 respectively. The lease obligation, which expires August 31, 2014, requires payments as follows:

Period	Minimum rents
2012	$ 22,333
2013	23,333
2014	16,000
$ 61,666

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

10. Interest-bearing deposits

Major classifications of interest-bearing deposits are as follows:
	2011	2010	2009

NOW	$ 63,986,093	$ 59,410,096	$ 58,328,093
Money market	49,398,754	43,030,285	36,559,471
Savings	51,454,152	48,417,028	46,958,194
Time deposits of $100,000 or more	38,048,786	43,913,536	41,858,162
Time deposits of less than $100,000	50,032,394	55,243,123	56,511,968
	$ 252,920,179	$ 250,014,068	$ 240,215,888

The maturity distribution of time deposits follows:

Three months or less	$ 21,099,133
Over three through twelve months	52,479,516
Over one through two years	14,502,531
	$ 88,081,180

11. Securities Sold Under Agreements to Repurchase

    Securities sold under agreements to repurchase represent overnight borrowings from customers. The U.S. government securities that collateralize these agreements are owned by the Company but maintained in the custody of an unaffiliated bank designated by the Company. Additional information follows:

	2011	2010	2009

Maximum month-end amount outstanding	$ 6,232,343	$ 7,406,820	$ 7,941,508
Average amount outstanding	$ 4,720,430	$ 6,255,811	$ 6,527,440
Average rate paid during the year	.47%	.50%	.50%
Investment securities underlying the agreements
at year end
Carrying value	$ 13,596,710	$ 16,260,171	$ 16,098,916
Estimated fair value	$ 13,720,545	$ 16,472,393	$ 16,200,995

12. Note Payable

    In 1999, the Company purchased real estate in Berlin, financing 100% of the purchase price. In 2003, an operations center was constructed on this site. This 6% unsecured note was paid in full in 2010.

13. Profit Sharing Plan

    In 1999, the Company adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the employees and allows discretionary Company contributions. Annually, the Board of Directors approves a discretionary contribution in addition to matching 50% of employee contributions to a maximum of 6% of the employee wages.
    The total cost of the profit sharing plan for 2011, 2010, and 2009, was $163,807, $165,027, and $207,353.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

14. Noninterest Expenses

The components of noninterest other operating expenses follow:

	2011	2010	2009
Advertising	$ 163,466	$ 180,336	$ 190,461
Armored car service	75,270	73,985	75,446
Business and product development	64,582	71,482	77,319
Computer software amortization	48,615	68,924	71,895
Computer software maintenance contracts	157,790	159,797	151,927
Correspondent bank fees	66,126	65,488	79,677
Courier service	45,180	45,360	41,472
Director fees	164,650	183,350	147,650
Dues, donations, and subscriptions	80,862	74,337	81,634
Liability insurance	27,636	26,049	26,018
Postage	143,268	155,168	154,065
Professional fees	194,590	171,580	158,668
Stationery and supplies	65,862	58,628	76,896
Telephone	155,393	165,464	173,792
Miscellaneous	382,592	352,339	344,166
	$ 1,835,882	$ 1,852,287	$ 1,851,086

15. Related Party Transactions

    The executive officers and directors of the Company enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. Executive officers and directors make deposits in the Bank, and invest in uninsured non-deposit investment products. They receive the same rates and terms on insured deposit accounts and securities sold under agreements to repurchase as other customers with similar accounts.

	2011	2010	2009
Related party loan activity
Beginning balance	$ 21,223,174	$ 22,602,554	$ 22,097,589
Advances	4,361,180	4,838,578	5,542,120
	25,584,354	27,441,132	27,639,709
Repayments	3,264,358	6,217,958	5,037,155
Ending balance	$ 22,319,996	$ 21,223,174	$ 22,602,554

Unfunded loan commitments	$ 2,526,913	$ 1,492,448	$ 2,047,886

Deposit and non-deposit investment balances	$ 5,712,748	$ 5,304,025	$ 6,097,670

    The Company obtains legal services from a law firm in which one of the principal attorneys is also a member of the Board of Directors. Fees charged for these services are at similar rates charged by unrelated law firms for similar legal work. Amounts paid to this related party totaled $46,344, $74,471, and $83,348 during the years ended December 31, 2011, 2010, and 2009, respectively.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

Income Taxes

    The components of income tax expense are as follows:

	2011	2010	2009
Current
Federal	$ 2,088,090	$ 2,672,328	$ 2,400,641
State	478,495	595,026	485,257
Total current	2,566,585	3,267,354	2,885,898
Deferred	10,215	(303,854)	(10,898)
Total	$ 2,576,800	$ 2,963,500	$ 2,875,000

The components of the deferred taxes are as follows:
Nonaccrual loan interest	$ (31,226)	$ (51,858)	$ (7,369)
Provision for loan losses	122,641	(136,361)	26,749
Provision for impairment of investment value	(74,549)	-	-
Other real estate owned	(22,075)	(84,356)	(23,859)
Employee benefit	4,225	4,250	3,653
Depreciation	16,579	(28,384)	(6,027)
Discount accretion	(5,380)	(7,145)	(4,045)
	$ 10,215	$ (303,854)	$ (10,898)

The components of the net deferred tax liability are as follows:
Deferred tax assets
Nonaccrual loan interest	$ 93,078	$ 61,852	$ 9,994
Allowance for loan losses	16,470	139,111	2,750
Other than temporary impairment of investment value	74,549	-	-
Other real estate owned	130,290	108,215	23,859
Employee benefit	16,679	20,904	25,154
	331,066	330,082	61,757
Deferred tax liabilities
Depreciation	149,516	132,937	161,321
Discount accretion	-	5,380	12,525
Unrealized gain on securities available for sale	405,133	575,091	914,697
	554,649	713,408	1,088,543
Net deferred tax liability	$ (223,583)	$ (383,326)	$ (1,026,786)

A reconciliation of the provision for taxes on income from the statutory federal income tax rates to the effective income tax rates follows:

Statutory federal income tax rate	34.00%	34.00%	34.00%
Increase (decrease) in tax rate resulting from
Tax-exempt income	(2.51)	(2.01)	(2.23)
Non-deductible expenses	0.04	0.04	0.04
State income taxes net of federal income tax benefit	4.28	4.29	4.22
	35.81%	36.32%	36.03%

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

17. Fair Value Measures

    The Company values investment securities classified as available for sale on a recurring basis. The fair value hierarchy established in the Financial Accounting Standards Board accounting standards codification topic titled Fair Value Measurements defines three input levels for fair value measurement. Level 1 is based on quoted market prices in active markets for identical assets. Level 2 is based on significant observable inputs other than those in Level 1. Level 3 is based on significant unobservable inputs. The Company values US Treasury securities, government agency securities, and an equity investment in an actively traded public utility under Level 1. Municipal debt securities and equity investments in community banks are valued under Level 2. The Company has no assets measured at fair value on a recurring basis that are valued under Level 3 criteria. At December 31, 2011, values for available for sale investment securities measured at fair value on a recurring basis were established as follows:

	Total	Level 1 Inputs	Level 2 Inputs
Measured on a recurring basis
Investment securities available for sale	$ 49,096,875	$ 47,557,931	$ 1,538,944

    The Company values impaired loans and other real estate acquired through foreclosure at fair value on a non-recurring basis under Level 2. The Company has no assets measured at fair value on a non-recurring basis that are valued under Level 1 or Level 3 criteria. At December 31, 2011, values for impaired loans and other real estate owned measured at fair value on a non-recurring basis were established as follows:

	Total	Level 1 Inputs	Level 2 Inputs
Measured on a non-recurring basis
Impaired loans	$ 4,052,693	$ -	$ 4,052,693
Other real estate owned	1,715,138	-	1,715,138
	$ 5,767,831	$ -	$ 5,767,831

    The estimated fair values of the Company's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the Financial Accounting Standards Board and may not be indicative of the net realizable or liquidation values. The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	December 31, 2011		December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	amount	value	amount	value	amount	value
Financial assets
Cash and due from banks	22,135,410	22,135,410	14,319,142	14,319,142	15,117,190	15,352,536
Interest-bearing deposits	10,548,467	10,564,858	11,650,849	11,652,846	12,494,003	12,504,729
Investment securities	109,721,114	109,963,178	92,105,492	92,293,739	81,365,520	81,664,660
Loans, net	227,534,139	227,579,218	237,001,219	236,918,959	240,061,869	240,026,291
Financial liabilities
Interest-bearing deposits	252,920,179	253,150,103	250,014,068	250,225,814	240,215,888	240,331,613
Note payable	-	-	-	-	48,519	48,091

    The fair value of federal funds sold, noninterest-bearing deposits, and securities sold under agreements to repurchase equals their carrying value. These financial instruments are excluded from the table above.
    The fair value of collectible coin included with cash as of December 31, 2009, was determined based on extrapolation of the value of the remaining coin inventory relative to similar inventory liquidated in 2009. The collectible coin was liquidated in 2010.
    The fair value of interest-bearing deposits with other financial institutions is estimated based on quoted interest rates for certificates of deposit with similar remaining terms.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

17. Fair Value Measures (continued)

    The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect for loans of the same class and term. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is net of the allowance for loan losses. It is not practicable to estimate the fair value of outstanding loan commitments, unused lines, and letters of credit.
    The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-rate time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

18. Capital Standards

    The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital adequacy requirements of the Company and the Bank are as follows:

	Company		Bank		To be well	Minimum
	Actual		Actual		capitalized	adequacy
(in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio

December 31, 2011
Total risk-based capital	$ 75,629	35.0%	$ 71,140	33.6%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 74,938	34.6%	$ 71,068	33.3%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 74,938	17.9%	$ 71,068	17.1%	5.0%	4.0%
(to average fourth quarter assets)

December 31, 2010
Total risk-based capital	$ 74,449	33.6%	$ 70,181	32.1%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 73,176	33.0%	$ 69,198	31.7%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 73,176	17.5%	$ 69,198	16.9%	5.0%	4.0%
(to average fourth quarter assets)

December 31, 2009
Total risk-based capital	$ 72,034	32.1%	$ 67,462	30.6%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$ 70,709	31.6%	$ 66,824	30.3%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$ 70,709	17.7%	$ 66,824	16.9%	5.0%	4.0%
(to average fourth quarter assets)

    Tier 1 capital consists of common stock, additional paid-in capital, and retained earnings. Total risk-based capital includes limited amounts of the allowance for loan losses and unrealized gains on available for sale equity securities. In calculating risk-weighted assets, specific risk percentages are applied to each category of asset and off-balance sheet items.
    Failure to meet the capital requirements could affect the Company's ability to pay dividends and accept deposits, and may significantly affect the operations of the Company.
    In the most recent regulatory report, the Company was determined to be well capitalized. Management has no plans that should change the classification of the capital adequacy.

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

19. Parent Company Financial Information

Balance Sheets	December 31,
	2011	2010	2009

Assets
Cash and due from banks	$ 21,513	$ 37,127	$ 26,125
Interest-bearing deposits	943,478	1,054,929	896,757
Investment securities available for sale	1,645,531	2,336,335	3,219,056
Investment in subsidiary bank	71,825,352	69,825,066	67,454,505
Premises and equipment	1,105,256	1,132,347	1,176,488
Deferred Income Taxes	162,263	-	-
Other assets	20,066	968	2,794
Total assets	$ 75,723,459	$ 74,386,772	$ 72,775,725

Liabilities and Stockholders' Equity
Deferred income taxes	$ -	$ 151,694	$ 491,294
Other liabilities	-	40,526	7,138
Total liabilities	-	192,220	498,432

Stockholders' equity
Common stock	2,996,323	3,000,508	3,000,508
Additional paid-in capital	8,640,433	8,733,438	8,733,438
Retained earnings	63,301,231	61,441,595	58,975,278
Accumulated other comprehensive income	785,472	1,019,011	1,568,069
Total stockholders' equity	75,723,459	74,194,552	72,277,293
Total liabilities and stockholders' equity	$ 75,723,459	$ 74,386,772	$ 72,775,725

Statements of Income	Years Ended December 31,
	2011	2010	2009

Interest revenue	$ 10,057	$ 18,748	$ 29,179
Dividend revenue	29,877	45,154	63,457
Dividends from subsidiary	2,856,066	2,730,462	4,131,359
Loss on other than temporary impairment of investment value	(188,994)	-	-
Other revenue	-	100,050	-
Equity in undistributed income of subsidiary	1,869,401	2,374,484	922,597
	4,576,407	5,268,898	5,146,592
Expenses
Occupancy	(4,460)	(5,155)	(3,921)
Other	51,556	37,774	34,904
	47,096	32,619	30,983

Income before income taxes	4,529,311	5,236,279	5,115,609
Income taxes	(89,200)	39,500	6,000
Net income	$ 4,618,511	$ 5,196,779	$ 5,109,609

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

19. Parent Company Financial Information (Continued)

	Years Ended December 31,
Statements of Cash Flows	2011	2010	2009
Cash flows from operating activities
Interest and dividends received	$ 2,895,951	$ 2,795,127	$ 4,227,650
Rental payments and fees received	37,200	82,200	37,200
Cash paid for operating expenses	(57,205)	(42,728)	(41,092)
Income taxes paid	(46,949)	(7,064)	(9,038)
Net cash from operating activities	2,828,997	2,827,535	4,214,720

Cash flows from investing activities
Certificates of deposit purchased, net of maturities	(6,499)	(177,748)	84,561
Purchase of investments available for sale	(99,996)	-	-
Proceeds from sale of real property & easement	-	72,100	-
Net cash from investing activities	(106,495)	(105,648)	84,561

Cash flows from financing activities
Common shares repurchased	(97,190)	-	(1,720,854)
Dividends paid	(2,758,875)	(2,730,462)	(2,704,244)
Net cash from financing activities	(2,856,065)	(2,730,462)	(4,425,098)

Net increase (decrease) in cash and cash equivalents	(133,563)	(8,575)	(125,817)
Cash and cash equivalents at beginning of year	167,660	176,235	302,052
Cash and cash equivalents at end of year	$ 34,097	$ 167,660	$ 176,235

Reconciliation of net income to net cash provided
by operating activities
Net income	$ 4,618,511	$ 5,196,779	$ 5,109,609
Adjustments to reconcile net income to net cash
used in operating activities
Undistributed net income of subsidiary	(1,869,401)	(2,374,484)	(922,597)
Depreciation	27,091	27,091	27,091
Gain on sale of real property	-	(55,050)	-
Loss on other than temporary impairment of investment value	188,994
Decrease (increase) in other assets	(49)	1,825	3,140
Increase (decrease) in
Deferred income taxes and other liabilities	(136,149)	31,374	(2,523)
Net cash from operating activities	$ 2,828,997	$ 2,827,535	$ 4,214,720

Composition of cash and cash equivalents
Cash and due from banks	$ 21,513	$ 37,127	$ 26,125
Interest-bearing deposits, except for time deposits	12,584	130,533	150,110
Total cash and cash equivalents	$ 34,097	$ 167,660	$ 176,235

Calvin B. Taylor Bankshares, Inc. and subsidiary
 Notes to Consolidated Financial Statements

20. Quarterly Results of Operations (Unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,

2011
Interest and dividend revenue	$ 3,885,299	$ 4,015,613	$ 4,242,632	$ 4,187,085
Interest expense	294,725	330,853	368,690	408,875
Net interest income	3,590,574	3,684,760	3,873,942	3,778,210
Provision for loan losses	122,900	55,500	803,500	145,400
Net income	1,130,629	1,321,612	915,062	1,251,208
Comprehensive income	887,496	1,348,019	1,115,439	1,034,018
Earnings per share	$ 0.38	$ 0.44	$ 0.30	$ 0.42

2010
Interest and dividend revenue	$ 4,154,519	$ 4,332,718	$ 4,464,726	$ 4,367,843
Interest expense	455,990	484,741	493,669	508,706
Net interest income	3,698,529	3,847,977	3,971,057	3,859,137
Provision for loan losses	358,500	52,500	180,000	421,000
Net income	958,654	1,449,360	1,523,386	1,265,379
Comprehensive income	601,038	1,586,452	1,172,570	1,287,661
Earnings per share	$ 0.32	$ 0.48	$ 0.51	$ 0.42

2009
Interest and dividend revenue	$ 4,390,696	$ 4,437,310	$ 4,430,529	$ 4,643,658
Interest expense	564,844	602,423	649,903	725,468
Net interest income	3,825,852	3,834,887	3,780,626	3,918,190
Provision for loan losses	352,950	(132,550)	296,500	333,100
Net income	1,108,094	1,511,649	1,151,176	1,338,690
Comprehensive income	1,029,224	1,171,734	1,062,765	1,155,174
Earnings per share	$ 0.37	$ 0.50	$ 0.38	$ 0.44